Exhibit 10.5

Agreement to Rent

This Agreement to Rent is executed on this         th day of December 2013(     /12/2013)at Bangalore, by and

Between

M/s. Jamia Jarussalam (A society registered under the Societies Registration act XXI of 1860) PAN No. AATJ0560G, and having office at Oomerabad, Vellore District- 635 808, Represented by Mr. Kaka Anees Ahmed, S/o Mr. Kaka Sayeed Ahmed, Joint Secretary, Residing at Al Mannar, Mosque Street, Oomerabd - 635 808. Vellore District, Tamil Nadu Hereinafter referred to as “the Lessor” (Which expression shall mean and include their respective Legal heirs, nominees, administrators, executors, assigns, Successors, Successors in right title and interest and Legal representatives) of the ONE PART

And

M/s. Adeptpros IT Solutions Pvt. Ltd. a company incorporated under the Indian Companies Act, 1956 In Corp No. U72200AP2009PTC066002 having its office at #103, 6-3-1177/91 B.H. Maktha, Hussain Nagar, Kundanbagh, Begumpet, hyderabad - 500016, Andhra Pradesh, INDIA,. PAN No. AAICA0763H and an address for service at the Scheduled B Property represented by its Directors 1. Mr. Gautam Mandewalker and 2. Mr. Rajendra Prasad Kode hereinafter referred to as “the Lessee” (which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to include its legal representatives, executors, administrators, successor/s in interest and assign/s) of the OTHER PART.

Recitals:

I.	Whereas the Lessor above named is the absolute owner in right title and interest of all that piece and parcel of the Unit Nos G1007A, G1008A, G1009A, G1010A, G1011A, G1012A, G1013, G1014A, G1014B, G1015, G1016, G1017, G1018, G1019, G1020 and G1021 on 10th floor of the Gamma Block, admeasuring 13500 sq ft. Super Built up Area in the multi storied Building Gamma Block of the Sigma Soft - Tech Park, with 13 covered car parks all of which are together more fully described in the Schedule B hereunder and hereinafter referred to as the Schedule B Property or demised premises. The Schedule B Property is constructed on the land being a portion of survey Nos. 7/1, 7/2A, 7/2B, 7/3, 8/1, 8/2, 8/3, 8/4, 9/1, 9/2, 9/3, 9/4 and 9/5, bearing Khata Nos. 316/7/1 to 9/5/1 to 27, Ramagondanahalli Village, Varthur Hobli, Bangalore South Taluk Bangalore District, which is more fully described in the Schedule A hereunder;

II.	AND WHEREAS the Lessor have represented that (a) The building has been constructed in accordance with the building plans sanctioned by the concerned authorities, (b) the sanctioned use of the building is commercial and (c) there is no legal impediment for using the building for conducting business activities and granting a lease to the Lessee of approximately 13500 sq. ft. of super built area on the Ninth floor of the Gamma building for conducting its business activities.

And Whereas the Lessee above named who is in the business of Software Service has inspected the Schedule B Property and has evinced interest in taking it on lease on a monthly rent for a period of two years.

III.	And whereas the Lessor have agreed to demise on a monthly rent the Schedule B Property together with amenities of AHUs on their floor and 100% power back up.

Now it is hereby agreed by and between the parties as follows:

1.	Agreement:

1.1.	The Lessor agree to demise to the Lessee the Schedule B Property together with easements, rights and advantages appurtenant thereof subject to the covenants and conditions contained in this Lease Agreement for a period of 2 year on the terms and conditions provided hereinafter and the Lessee accepts to take the Schedule B property on lease.

1.2.	This Agreement shall mean and include all other agreements, drawing, plans, supplements, addendum and deeds entered into by and between the parties hereto in pursuance to this Agreement

1.3.	Notwithstanding anything to the contrary contained in any clause in any other deed or agreement entered into between the parties hereto subsequent to this Agreement, it shall always be provided that all the agreements and deeds shall be co-terminus to each other and read in conjunction with each other and shall run concurrently with each other. It is further provided that no particular agreement or deed can be terminated or otherwise determined without terminating this agreement and all other agreements and deeds simultaneously;

1.4.	In the event if there is any conflict or contradiction in any clause or term or condition in any other agreement or deed or no such clause is provided therein, the terms provided in this Agreement shall supersede such clause or terms or conditions and the terms provided in this Agreement shall apply mutatis mutandis to all the other agreements and deeds;

1.5.	The Demised Premises is a part of the Complex called The Sigma Soft-Tech Park. As per the Scheme of development of the Schedule A Property, the Sigma Soft Tech Park which includes the Demised Premises, is controlled & managed by M/s.lDEB Projects Pvt Ltd-IPMS, formerly known as M/s Sigma Property Management Services (herein after referred to as the PMA). In view of the said scheme, the Schedule B Property is subject to the Rules, Bylaws and Regulations of Sigma Soft-Tech Park, which shall be as determined by the PMA and a copy of which shall be provided to the Lessee and Lessor prior to execution of this Agreement. Further, the Lessee and the Lessor shall execute on the commencement of the lease and occupation of the demised premises an agreement with the PMA for the Schedule B Property to provide maintenance. Further the Schedule B Property is subject to such rights and restrictions and obligations as is common with all occupiers of the Sigma Soft-Tech Park which shall be communicated in writing to the Lessee prior to execution of this Agreement. The rent payable by the Lessee to the Lessor shall be independent of the amount payable by the Lessee to the PMA.

2.	Rent:

2.1.	The Rent as provided herein below shall commence from the 15th February 2014.

2.2.	The Rent for each month shall be paid on or before the 5th of every month for use and occupation for the said month. The Lessor agrees to demise the Schedule B Property to the Lessee for a monthly rent of Rs.35/- per square feet (Rupees Thirty Five only.) for total carpet area. which total amount round to Rs. Rs.4,72,500/- (Rupees Four Lakhs Seventy Two Thousand and Five Hundred Only).

2.3.	The monthly lease rent for the demised premises payable for the use and occupation of it shall be increased once every year at the rate of 5% of the last paid rent, and the first such increment shall be due at the end of 12 Months from the date of commencement of the lease.

2.4.	As per the Agreement of Services executed by and between the Lessor, Lessee and PMA the Lessee agrees to pay on commencement of the lease and occupation of the demised premises by it directly to the PMA Service Charges every month towards maintenance and upkeep and the common areas of the Sigma Soft Tech Park.

2.5.	In the event of any delay in the payments of rent as aforesaid, the Lessee shall pay, if the default is not cured within 10 days of receiving a written notice from the Lessor to make such payments, the same together with the interests thereon at the rate of 18% per annum from the date of default until such payment is made.

2.6.	The Lessee has to pay the Service Tax to the Lessor.

2.7.	All payments are subject to deduction of tax as per the Income Tax Act, as applicable.

3.	Refundable Security Deposit:

The Lessee has to pay the Lessor a refundable interest free security deposit of Rs. 30,00,000/- (Rupees Thirty Lakhs only) in the following manner.

a)	A sum of Rs.5,00,000/- (Rupees Five Lakhs only) has to pay in favor of Lessor vide cheque No. 937052 dated 30/12/2013, Citi Bank N.A., Begumpet, Hyderabad Branch as token SecurityDeposit.

b)	A sum of Rs. 10,00,000/- (Rupees Ten Lakhs only) has to pay in favor of Lessor vide cheque No.937056 dated 15/01/2014. Citi Bank N.A.. Begumpet. Hyderabad Branch

c)	A sum of Rs. 15,00,000/- (Rupees Ten Lakhs only) has to pay in favor of Lessor vide cheque No.937060 dated 15/02/2014, Citi Bank N.A., Begumpet, Hyderabad Branch

3.1.	On due discharge of all the obligations of the Lessee to the Lessor in this Agreements, the said refundable security deposit shall be refunded at the end of the lease period or its prior determination by either party as per the terms of this agreement.

4.	Term:

4.1.	The term of the Lease is for a period 2 of (Two) Year from the date of commencement of the Rent. and

4.2.	The First 24 months of the Lease from the date of first Rent starts including the notice period of three months period shall constitute the Lock in Period. The Lessee can terminate this Lease only as per the clause 4.3 on this agreement during the Lock in Period.

4.3.	In the event that Lessee provides 3 months prior written notice to LESSOR within first 12 month of Lock in Period of its intent to terminate this agreement, LESSEE agrees to pay the LESSOR, as liquidated damages, the sum equal to the unpaid rent for remaining Lock in Period and a sum of Rs.15,00,000/- (Rupees Fifteen Lakhs Only).

If the Lessee provides 3 month prior written notice to LESSOR between 12 months and 24 months from the first rent starts during the Lock in Period of its intent to terminate this agreement, LESSEE agrees to pay the LESSOR, as liquidated damages, a sum of Rs. 15,00,000/- (Rupees Fifteen Lakhs Only).

5.	Other Terms and Conditions:

5.1.	Possession: The Lessor shall deliver the vacant possession along with fitouts of the Demised Premises on 15/02/2014.

5.2.	Car parking: The Lessee agrees to be entitled to 13 covered car parking spaces as described in the Schedule B hereunder free of charge. If the Lessee requires extra car parks over and above the numbers specified, subject to availability, the same shall be offered at a monthly rental charge described by the PMA. The location of all car parks will as identified by the PMA.

5.3.	Power: The Lessor agrees to provide the Lessee a connected power load of 1 KVA for every 125 sq ft. (Including the AC, lighting, common services & UPS). The power provided by the Lessor shall be available 24 hours a day and 7 days a week. The Lessee shall install the UPS at their own expense if required. If the Lessee chooses to have any additional power connections or increase the available power it shall do so at its own cost after having obtained the necessary sanctions from the concerned Authority. The Lessor will render necessary co-operation to the Lessee for further requirement of power, if any and the additional cost would be borne by the Lessee.

5.4.	Water: The Lessor agrees to provide the demised premises during the period of lease adequate uninterrupted water supply.

5.5.	Usage: The Lessor agrees to permit the Lessee to use the Demised Premises for use of its business activities including but not limited to the use as its corporate office, provided always no illegal or unlawful activities are carried out thereon. The Lessee or its affiliate, holding or subsidiary companies may be entitled to use the Demised Premises.

5.6.	Inspection:

5.6.1.	The Lessor would be entitled to inspect the Demised Premises during working hours, subject to 24 hours prior notice being given thereof to Lessee and consent of the Lessee and in the presence of a representative of the Lessee.

5.6.2.	The Lessee shall permit the Lessor or their agents to arrange for inspection of the unit by prospective tenants in short notice during the termination noticed period, and in the presence of a representative of the Lessee

5.7.	Signage and Boards: The Lessor agrees to permit the Lessee to display suitable board and signs on the directory in the lobby, demised premises and Schedule A Property only at such locations and places and in sizes as identified by PMA for which the Lessor would have sought permission and nowhere else. Provided always, that the Lessee shall not be entitled or permitted to put up any hoarding for advertisement or for commercial gain in the Schedule Property. The Lessee shall not be entitled to put up any external signages on the facade of the Schedule B Property.

5.8.	Alteration and improvements: In order to maintain a good faҫade on the exteriors and uniform interiors in the Sigma Soft-Tech Park, the Lessee shall not alter or make any changes (permanent) in the demised premises without the prior written consent of the Lessor and subject to the rules and regulations of Sigma Soft Tech Park. However the Lessee may install movables like computers, UPS etc to more fully use the demised premises. Provided always that the same is removed on Termination of this lease or its prior determination and the demised premises is put back in good condition subject to reasonable wear and tear.

6.	Covenants by the Lessor:

6.1.	That the demised Premises are in good condition. The Lessor hereby represents and confirms that the “demised premises” are free from all kind of encumbrances.

6.2.	That the amenities provided in the demised premises as mentioned in the Schedule hereto is in good working condition.

6.3.	That the Lessor are entitled to receive the security deposit and lease rent directly from the Lessee.

6.4.	That the Schedule A Property is constructed as per the statutory norms and has fulfilled all the statutory obligations and obtained necessary licenses and approvals.

7.	Obligations of the Lessor:

7.1.	The Lessor will provide details of compliance with all statutory obligations undertaken to the Departments/ State Government to the Lessee as to construction of the Building on the demised premises as and when asked by the Lessee.

7.2.	The Lessor agrees to pay and continue to pay the present and future Property Tax and all other dues and cess, license fee, local levies on the Schedule B Property which becomes payable, due their ownership of the Schedule B.

7.3.	Quiet Enjoyment: The Lessor represents and warrants that it has the full right and authority to execute this Agreement and a Deed of Lease and to grant the lease of the demised premises and hire the fit-outs, and that the Lessee, upon payment of the rent and performance of the covenants herein contained, shall peaceably and quietly hold, possess and enjoy the demised premises during the full term of the lease and any extensions thereof without any interruption, disturbance, claims or demands whatsoever by the Lessor or any other person(s) or entity/ client on its behalf. The Lessee shall have unlimited access to the demised premises 24 hours of the day, 7 days of the week with full infrastructure and facilities including security, parking and lifts. The Lessor shall duly observe and perform the obligations on their part herein contained, together with all obligations the Lessor may have under any other agreements, laws, rules or regulations affecting the Building or the Demised Premises including, without limitation, all governmental or ministerial laws, rules and regulations affecting the Building and/or the Demised Premises, and shall extend all their co-operation to enable the Lessee to fulfill the terms and conditions and obligations on its part.

7.4.	Attornment: The Lessor specifically agrees and undertakes that in the event the demised premises are sold, transferred, mortgaged or conveyed to any third party by any of the Lessor, such transfer shall be expressly subject to the terms of this Agreement and the Lessee shall continue to be in possession of the demised premises and without any interruption or disturbance by the transferee and the Lease shall in no way be affected and the Lessor shall obtain a written acknowledgement to the effect that the transfer of the Schedule B Premises is subject to the terms and conditions of this Agreement including the refund of the Security Deposit and that the transferee undertakes to abide by and be bound by the same. In the event any or all of the Lessor selling either, the whole or part of the demised premises to any third party, then the purchasers of the whole or part of the demised premises, the Lessor and the Lessee shall execute such agreement as may be required by the Lessee to incorporate and bind the terms of these agreement to the purchasers of the said part or whole of the demised premises.

8.	Obligations of the Lessee:

8.1.	The Lessee agrees to pay the electricity and Common Area Maintenance charges to the PMA as per bills raised by the PMA for usage of the same during the tenure of lease and shall enter into a agreement for services PMA.

8.2.	The Lessee agrees to take reasonable care of the Schedule B Property and shall not damage, tamper with the amenities provided for by the Lessor and shall be liable to maintain the fitouts and carry out day to day repairs of the same at its own costs and expense. In the event of the fitouts being non repairable and damaged due to the negligence of the Lessee, Lessee shall replace the same at their costs. However fitouts being non repairable and damaged due to the normal wear and tear shall be replaced by the Lessor.

8.3.	On the termination of the lease, the Lessee agrees to return the Demised Premises in good condition subject however to normal wear and tear for the period of lease.

8.4.	Lessee shall not store in the Demised Premises any inflammable goods or articles which may endanger the demised premises, other than normal office supplies and such other materials required for the operations of the Lessee.

9.	Execution and Registration of Lease Deed

9.1.	On the commencement of the lease period the Lessee and the Lessor shall execute a Lease Deed demising the Schedule B Property and Register the same with the jurisdictional Sub Registrar of Assurances if required.

9.2.	The registration fee under the Registration Act and Stamp Duty under the Karnataka Stamp Duty Act shall be borne by the Lessee alone. Each party shall bear its own legal costs. The Lessee shall register this document within the time stipulated by the said Acts. However, the Lessor agrees to come forward for registering the Agreement as and when requested by the Lessee at the jurisdictional sub-registrar's office. The Lessor agree to cooperate by providing ail necessary documentation and other reasonable assistance to the Lessee to complete such formalities.

10.	Indemnities

10.1.	The Lessor agree to indemnify the Lessee from any loss, expense or damage or loss in income or profit caused due to the breach of any of the terms, conditions, covenants and obligations by the Lessor.

10.2.	The Lessor also agree to indemnify the Lessee from the cost and expenses and legal fees incurred by the Lessee for breach of any of Lessor obligations and the cost of taking part / initiating legal proceeding for protecting its assets due to such breach caused by the Lessor.

11.	Terminations

11.1.	Subject to the provisions of the Lock in period as above the Lease may be terminated as follows:

a)  By efflux of Lease Period.

b)  By either party in case of a breach of any of the terms and conditions mentioned herein by the other party and that the breach is not rectified by the breaching party within 30 days from notice of such breach, from the enforcing party.

c)  By the Lessor, in case of non-payment of rent by the Lessee, for Two consecutive months and that breach is not rectified by the breaching party within 30 days from notice of such breach, from the enforcing party.

d)  By the Lessee, if the Lessee is unable to use the Demised Premises due to acts of God.

11.2.	On such determination or termination as per Clause 11.1, the Lessor have the right to take possession of the Schedule Property on refund of the Security deposit. The Lessee shall deliver back the Schedule B Property to the Lessor on, in good condition, subject only to normal wear and tear.

11.3.	On expiry of this Lease Agreement, the Lessee has to remove all their materials immediately and deliver back the possession to the Lessor in a good condition. In the event the Lessee fails to vacate the Demised Premises, the Lessor have right to revise rent until the date of vacate the Demise Premises.

11.4.	In the event the Lessor fail to refund the security deposit, subject to due compliance of terms and conditions of this lease by the Lessee, the Lessor shall be liable to pay to the Lessee interest at the rate of 18% per annum for the delayed period of refund. In such event, the Lessee shall continue to use the Schedule Property without paying any lease rent for the same.

11.5.	On the termination of the Lease and refund of the security deposit by the Lessor and delivery of vacant possession of the demised premises by the Lessee and payment of dues if any by the Lessee arising out of this Agreement, the parties shall revert back to the position that they were, prior to the execution of this Agreement.

11.6.	Provided always and notwithstanding anything to the contrary contained herein above and in any agreement entered in to subsequently between the parties hereto, in the event this Lease Agreement is determined or terminated prior to the end of the Lock in Period for any reason whatsoever due to any breach caused by the LESSOR and in the event LESSOR fails to rectify the breach within 30 (Thirty ) days written notice by the LESSEE of the such breach from LESSEE, then LESSEE is not liable to discharge its obligation to the LESSOR with regard to payment of the rent and any liquidated damages.

12.	Amendments:

12.1.	Any amendment to this Agreement should be in writing and signed by both the parties hereto.

13.	Severability:

13.1.	In case any clause or term in this Agreement is found to be unenforceable or illegal by any court of competent jurisdiction, the remainder of the Agreement shall be held to be enforceable and read as if such clause did not exist

14.	Notices:

14.1.	Any notice to any party hereto shall be in writing and sent to their address for service as mentioned the preamble hereinabove.

14.2.	A notice shall be sent in writing by registered post acknowledgement due/ Fax/ e-mail and be deemed served within 7 days from it being sent.

15.	Dispute Resolutions

15.1.	In the event there is any difference of opinion between the parties hereto arising due to this Agreement, they shall try to first meet and amicable resolve the said differences amongst themselves.

15.2.	In case the parties hereto are unable to amicable resolve differences within a reasonable period of time and the dispute still persists, Lessor and Lessee will appoint their respective arbitrators who will in turn appoint chief arbitrator whose decision will be binding on both the parties to this agreement as provided under the Arbitration and Conciliation Act, 1996.

15.3.	All such proceedings shall be held at Bangalore and conducted in English Language.

15.4.	An enforcing party having complied with all the provisions of this Agreement shall have the right to seek for specific performance of this Agreement along with damages, interest and loss against the breaching party.

Schedule A

All that piece and parcel of the building named GAMMA BLOCK being part of the Sigma Soft Tech Park, built on Khata No.316-7/1 to 316-9/5-27 Ramagondanahalli, Varthur Hobli Bangalore, having built up area of approx. 1,90,000 Sq.ft and bounded on the;

North by	: Gamma Block
South by	: HAL - Varthur Main Road
East by	: Private Property
West by	: Beta Block

Schedule B

All that piece and parcel of the property, measuring 13500 Square Feet of super built up area situated in unit No G1007A, G1008A, G1009A, G1010A, G1011A, G1012A, G1013, G1014A, G1014B, G1015, G1016, G1017, G1018, G1019, G1020 and G1021 on the tenth floor of multi storied Building called Gamma Block in the Sigma Soft Tech Park, Ramagondanahalli Village, Varthur Hobli, Bangalore, together with 13 covered car parking spaces.

ANNEXURE

Lessor Scope of Work

S. No	Description	Qty/Area	Price	Amount
1	Reception table rennovation	1	20000	20,000.00
2	Glass door (entrance)	1	23500	23,500.00
3	Glass fixed panel	45	350	15,750.00
4	Training room table (approx)	1	45000	45,000.00
5	CEO table	1	35000	35,000.00
6	Sofa	2	30000	60,000.00
7	Wooden door	2	15000	30,000.00
8	Manager table	2	25000	50,000.00
9	Electrical work			50,000.00
10	Data (add ons)	15	2250	33,750.00
11	Voice	15	1750	26,250.00
12	Discussion table	2	10000	20,000.00
13	Conference table	1	45000	45,000.00
14	Grid tiles (ceiling) approx	500	95	47,500.00
15	Painting work	9500	10	95,000.00
16	POP for Cabin	250	95	23,750.00
17	Tile work for passage	1900	110	2,09,000.00
18	Carpet	8000	95	7,60,000.00
19	Chairs extra	25	4500	1,12,500.00

	Total			17,02,000.00

Rupees Seventeen lakhs two thousand only

In witness whereof the parties above named sign this Agreement on the day, month and year first mentioned above solemnly agreeing to be bound thereby

Signed and delivered by named Lessor